Exhibit 99.1

Thomas Degnan Retires from Board of Directors of
Reynolds Consumer Products

LAKE FOREST, IL, October 28, 2021 – (BUSINESSWIRE) – Thomas Degnan, member of the Reynolds Consumer Products Inc., (RCP) Board of Directors, announced his retirement from the board effective October 31. Mr. Degnan has been a member of the Company’s Board of Directors since October 2019 and has served as the Chair of the Compensation, Nominating and Governance Committee.

“Tom brought valuable perspective and insight on this business essential to the continued growth of RCP. His total career experience  - and his years serving as Chief Executive Officer of our former parent company - afforded us his irreplaceable leadership during the transition to a publicly traded company,” said Richard Noll, RCP Board Chairman. “On behalf of the Board, I want to publicly thank Tom for his service and dedication.”

“We all extend our gratitude for his leadership. I had the honor and privilege of Tom’s guidance for nearly 14 years, beginning when RGHL acquired the Alcoa packaging business in 2008. As a mentor, he challenged me to evaluate different approaches and strategies, and ensured that contingency plans were always in place,” said Lance Mitchell, CEO, RCP.  “We have made his guidance an ongoing part of how we operate and will continue to leverage those ideals for years to come.”

In addition to concluding his leadership role for Reynolds Consumer Products, in January 2021, Mr. Degnan retired from Pactiv Evergreen Inc. (previously known as Reynolds Group Holdings Limited “RGHL”). He had served as a director and the Chief Executive Officer of RGHL since 2007. Mr. Degnan began his career by earning a B.A. from Loyola University, Chicago.

About Reynolds Consumer Products Inc.
RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and disposable tableware; that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

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Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482 – 4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

203-682-8276